Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191706
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
SUPPLEMENT NO. 4 DATED JULY 19, 2016
TO THE PROSPECTUS DATED APRIL 27, 2016
This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT II, Inc. (the “Company”), dated April 27, 2016, Supplement No. 1, dated May 6, 2016, Supplement No. 2 dated May 12, 2016 and Supplement No. 3 dated July 11, 2016. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.
The purpose of this prospectus supplement is to describe the following:
(1)    the status of the offering of shares of common stock of the Company; and
(2)    updates to our management.
Status of Our Public Offering
We commenced our initial public offering of $2,350,000,000 of shares of our common stock (the “Offering”), consisting of up to $2,250,000,000 of shares in our primary offering and up to $100,000,000 of shares pursuant to our distribution reinvestment plan, on May 29, 2014. We are publicly offering shares of Class A common stock and shares of Class T common stock, in any combination with a dollar value up to the maximum offering amount. As of July 14, 2016, we had accepted investors’ subscriptions for and issued approximately 62,758,000 shares of Class A common stock and 6,536,000 shares of Class T common stock in the Offering, resulting in receipt of gross proceeds of approximately $622,511,000 and $62,532,000, respectively. As of July 14, 2016, we had approximately $1,664,957,000 in Class A shares and Class T shares of common stock remaining in the Offering.
Updates to Our Management
Effective July 15, 2016, David Brightwell voluntarily resigned as one of our directors. Mr. Brightwell’s resignation was due to personal reasons and was not a result of any disagreement with us or our board of directors on any matter relating to our operations, policies or practices. As a result of Mr. Brightwell’s resignation, our board of directors now has four directors, three of whom are independent directors. Accordingly, all references in the prospectus to Mr. Brightwell are hereby deleted. In addition, Mr. Brightwell’s biographical information contained under the “Management - Executive Officers and Directors” section of the prospectus is hereby deleted.

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